                                                       Exhibit 11

                              THE HILLHAVEN CORPORATION

                   Statement Re:  Computation of Per Share Earnings(In thousands, except per share amounts)
                                        Three Months Ended   Nine Months Ended
                                           February 28,        February 28,
                                          1995      1994      1995      1994
     FOR PRIMARY EARNINGS PER SHARE

     Shares outstanding at beginning
       of period (1) <F1>                 28,624     22,282   28,435     22,241
     Shares issued upon exercise of
       stock options and convertible
       debentures                             8         13       38         35
     Dilutive effect of outstanding stock
       options and contingent shares        232        210      210        213
     Dilutive effect of warrants held
       by NME                               ---      2,739      ---      2,438
     Restricted shares issued
       (forfeited)                          ---        ---       82         (5)
     Weighted average number of shares
       and share equivalents
       outstanding (2) <F2>               28,864     25,244   28,765      24,922

     Income before extraordinary
       item (1)                          $11,388    $ 11,944 $38,974    $ 46,239
     Preferred stock dividends           (1,736)    (2,645)  (5,116)    (6,012)

     Adjusted income                      9,652      9,299   33,858     40,227

     Extraordinary charge - early
       extinguishment of debt,
       net of tax                           (48)       (73)    (222)    (1,013)


     Net income as adjusted             $ 9,604    $ 9,226  $33,636    $39,214

     Primary earnings per share:

       Income before extraordinary
         item                           $   .33    $   .37  $  1.18    $  1.61

       Extraordinary charge                 ---        ---     (.01)      (.04)

         Net income                     $   .33    $   .37  $  1.17    $  1.57

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
                                                   Exhibit 11 (Continued)

                              THE HILLHAVEN CORPORATION

                   Statement Re:  Computation of Per Share Earnings(In thousands, except per share amounts)
                                        Three Months Ended   Nine Months Ended
                                           February 28,        February 28,
                                          1995      1994      1995      1994
     FOR FULLY DILUTED EARNINGS PER SHARE

     Weighted average number of shares
       used in primary calculation       28,864     25,244   28,765     24,922
     Additional dilutive effect of
       stock options and warrants            12        292       24        580
     Assumed conversion of dilutive
       convertible debentures             7,960      8,218    8,011      8,329
     Fully diluted weighted average
       number of shares (2) <F2>          36,836     33,754   36,800     33,831

     Income before extraordinary
       charge adjusted per
       primary calculation              $ 9,652    $ 9,299  $33,858    $40,227

     Adjustment for interest expense      2,443      2,336    7,286      6,823
     Income tax effect                     (635)      (607)  (1,894)    (1,774)

     Interest on convertible
       debentures, net of tax             1,808      1,729    5,392      5,049

     Adjusted income                     11,460     11,028   39,250     45,276

     Extraordinary charge - early
       extinguishment of debt,
       net of tax                           (48)       (73)    (222)    (1,013)

     Adjusted income used in fully-
       diluted calculation              $11,412    $10,955  $39,028    $44,263

     Fully diluted earnings per share:

       Income before extraordinary
         charge                         $    .31   $   .32  $  1.07    $  1.34

       Extraordinary charge                  ---       ---     (.01)      (.03)

         Net income                     $    .31   $   .32  $  1.06    $  1.31
     ----------

     (1)<F1> Income and share amounts have been adjusted for the acquisition in October 1994 of CPS Pharmaceutical Services, Inc. and Advanced Infusion Systems, Inc. The transaction was accounted for as a pooling of interests.
     (2)<F2> All shares in these tables are weighted on the basis of the number of days the shares were outstanding or assumed to be outstanding during each period.

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